Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2023 Financial Results

•Net sales of $15.1 billion
•Net earnings of $1.7 billion, or $6.61 per share, inclusive of non-operational gains of $44 million, or $0.18 per share
•Cash from operations of $1.6 billion and free cash flow of $1.3 billion
•Returned $1.3 billion of cash to shareholders through dividends and share repurchases
•Reaffirms 2023 financial outlook

BETHESDA, Md., April. 18, 2023 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2023 net sales of $15.1 billion, compared to $15.0 billion in the first quarter of 2022. Net earnings in the first quarter of 2023 were $1.7 billion, or $6.61 per share, compared to $1.7 billion, or $6.44 per share, in the first quarter of 2022. Cash from operations was $1.6 billion in the first quarter of 2023, compared to $1.4 billion in the first quarter of 2022. Free cash flow was $1.3 billion in the first quarter of 2023, compared to $1.1 billion in the first quarter of 2022.
“We are off to a strong start for the new year in delivering to our customers the products and systems essential to enhancing national security and space exploration, and in delivering performance and value to our shareholders,” said Lockheed Martin Chairman, President, and CEO Jim Taiclet. “A few of the company’s notable accomplishments during the quarter included securing a contract for the first United States sea-based hypersonic missile program, Conventional Prompt Strike (CPS), delivering the first F-16 fighter aircraft out of our new Greenville, South Carolina factory, and being selected to provide 88 F-35 fifth-generation fighter aircraft to Canada.
We remain on track to achieve our full year 2023 financial guidance and continue our robust approach to returning capital to shareholders, with $500 million in share repurchases and $784 million in dividends distributed in the first quarter. In addition, all of our Business Areas continue to develop mission-based solutions that are designed to be integrated into an open architecture using 21st century digital technologies to elevate the deterrence posture of the United States and its allies. We are demonstrating these capabilities in partnership with commercial technology leaders across a number of disciplines. Many of our signature platforms, including geosynchronous orbit infrared-sensing satellites, the F-35, the Aegis radar system, and our submarine combat systems, are being actively incorporated into this architecture, enhancing their effectiveness and attractiveness to our customers for many years to come. We intend to lead our industry into the future, and we’re doing it with a constant focus on rewarding our shareholders over the long run in the process.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		March 26, 2023			March 27, 2022
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$1,994	$1,689	$6.61	$2,061	$1,733	$6.44
	Mark-to-market investments gains[1]	(58)	(44)	(0.18)	(2)	(1)	(0.01)
	As Adjusted (Non-GAAP)[2]	$1,936	$1,645	$6.43	$2,059	$1,732	$6.43

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and other investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended
		March 26, 2023	March 27, 2022
	Net sales	$15,126	$14,964

	Business segment operating profit[1,2]	$1,682	$1,718
	Unallocated items
	FAS/CAS operating adjustment	415	426
	Intangible asset amortization expense[2]	(62)	(62)
	Other, net[3]	2	(149)
	Total unallocated items	355	215
	Consolidated operating profit	$2,037	$1,933

	Net earnings[3,4]	$1,689	$1,733

	Diluted earnings per share[3,4]	$6.61	$6.44

	Cash from operations[5]	$1,564	$1,410
	Capital expenditures	(294)	(268)
	Free cash flow[1,5]	$1,270	$1,142

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

3
Other, net for the quarters ended March 26, 2023 and March 27, 2022 include net gains of $29 million ($22 million, or $0.09 per share, after-tax) and net losses of $101 million ($76 million, or $0.28 per share, after-tax) due to changes in the fair value of net assets and liabilities for deferred compensation plans.

4
Net earnings for the quarters ended March 26, 2023 and March 27, 2022 include net gains of $29 million ($22 million, or $0.09 per share, after-tax) and net gains of $103 million ($77 million, or $0.29 per share, after-tax) due to changes in the fair value of other investments.

5	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2023 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2023 Outlook[1]

	Net sales	~$65,000 - $66,000

	Business segment operating profit[2,3]	~$7,255 - $7,355

	Total FAS/CAS pension adjustment[4]	~$2,100

	Diluted earnings per share	~$26.60 - $26.90

	Cash from operations[4]	≥$8,150
	Capital expenditures	~$(1,950)
	Free cash flow[2,4]	≥$6,200

1
The company’s current 2023 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or other investments. The outlook assumes continued accelerated payments to suppliers on an as needed basis, with a focus on small and at-risk businesses. In addition, the outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company’s programs, and a statutory tax rate of 21%. It also includes known impacts to the company and broader defense supply chain based on the company’s understanding at the time of this news release and its experience to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3	Effective Jan. 1, 2023, the company no longer considers amortization expense related to purchased intangible assets in its evaluation of business segment operating performance. As a result, beginning on Jan 1. 2023, intangible asset amortization expense, which was previously included in business segment operating profit, will be reported in unallocated corporate expense within operating income.
4
The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion and total expected financial accounting standards (FAS) pension income of approximately $375 million. The company does not expect to make discretionary contributions to its qualified defined benefit pension plans in 2023. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities

Cash from operations in the first quarter of 2023 was $1.6 billion and capital expenditures were $294 million, resulting in free cash flow of $1.3 billion. The increase in operating and free cash flows in the first quarter of 2023 compared to the first quarter of 2022 was primarily due to various changes in working capital, primarily production and billing cycles impacting contract assets and receivables (primarily F-35 program at Aeronautics and missile programs at Missiles and Fire Control (MFC)), partially offset by the timing of cash payments for accounts payable (primarily Aeronautics).

The company's cash activities in the first quarter of 2023, included the following:

•paying cash dividends of $784 million; and
•paying $500 million to repurchase 1.1 million shares (including 0.2 million shares received upon settlement of an accelerated share repurchase agreement (ASR) in April 2023).

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended
		March 26, 2023	March 27, 2022
	Net sales
	Aeronautics	$6,269	$6,401
	Missiles and Fire Control	2,388	2,452
	Rotary and Mission Systems	3,510	3,552
	Space	2,959	2,559
	Total net sales	$15,126	$14,964

	Operating profit
	Aeronautics	$675	$679
	Missiles and Fire Control	377	385
	Rotary and Mission Systems	350	406
	Space	280	248
	Total business segment operating profit[1]	1,682	1,718
	Unallocated items
	FAS/CAS operating adjustment	415	426
	Intangible asset amortization expense[1]	(62)	(62)
	Other, net	2	(149)
	Total unallocated items	355	215
	Total consolidated operating profit	$2,037	$1,933

1	Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

Net sales and operating profit of our business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes our share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of our business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management's evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, intangible asset amortization expense, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from our business segments and our consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company's segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company's contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
The company's consolidated net favorable profit booking rate adjustments represented approximately 25% and 24% of total segment operating profit in the quarters ended March 26, 2023 and March 27, 2022.

Aeronautics

(in millions)	Quarters Ended
	March 26, 2023	March 27, 2022
Net sales	$6,269	$6,401
Operating profit	675	679
Operating margin	10.8%	10.6%

Aeronautics' net sales in the first quarter of 2023 decreased $132 million, or 2%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $335 million for the F-35 program due to lower volume on production contracts. This decrease was partially offset by higher sales of $135 million on classified programs due to higher volume and $70 million for the F-16 program due to higher production and sustainment volume.

Aeronautics' operating profit in the first quarter of 2023 was comparable to the same period in 2022. Operating profit for the F-35 program was comparable as lower volume on production contracts was mostly offset by contract mix. Operating profit for the F-16 program was comparable as higher volume on production and sustainment contracts was offset by higher unfavorable profit adjustments on a production contract and sustainment contracts. Total net profit booking rate adjustments were approximately $15 million lower in the first quarter of 2023 compared to the same period in 2022.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 26, 2023	March 27, 2022
Net sales	$2,388	$2,452
Operating profit	377	385
Operating margin	15.8%	15.7%

MFC's net sales in the first quarter of 2023 decreased $64 million, or 3%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $85 million for sensors and global sustainment programs as net sales for the first quarter of 2022 reflect the impact of a favorable profit adjustment on an international program as a result of a requirements modification that did not recur in the first quarter of 2023; and lower net sales of $60 million for tactical and strike missile programs due to lower volume (Guided Multiple Launch Rocket Systems (GMLRS)). These decreases were partially offset by higher net sales of $70 million for integrated air and missile defense programs due to the impact of higher net favorable profit adjustments (Patriot Advanced Capability-3 (PAC-3)).

MFC's operating profit in the first quarter of 2023 decreased $8 million, or 2%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $85 million for sensors and global sustainment programs due to the favorable profit adjustment on an international program in the first quarter of 2022 as described above. This decrease was partially offset by higher operating profit of $60 million for integrated air and missile defense programs due to the impact of higher net favorable profit adjustments (PAC-3). In addition, operating margin was positively impacted when compared to the first quarter of 2022 due to contract mix at tactical and strike missiles. Total net profit booking rate adjustments were approximately $25 million lower in the first quarter of 2023 compared to the same period in 2022.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 26, 2023	March 27, 2022
Net sales	$3,510	$3,552
Operating profit	350	406
Operating margin	10.0%	11.4%

RMS' net sales in the first quarter of 2023 decreased $42 million, or 1%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $75 million for Sikorsky helicopter programs due to lower production volume (Black Hawk); and lower net sales of $60 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume. These decreases were partially offset by higher net sales of $85 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (Aegis and TPY-4 programs).

RMS' operating profit in the first quarter of 2023 decreased $56 million, or 14%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $65 million for Sikorsky helicopter programs due to lower production volume, net favorable profit adjustments, and contract mix on the Black Hawk program and unfavorable profit adjustments (CH-53K). Total net profit booking rate adjustments were $35 million lower in the first quarter of 2023 compared to the same period in 2022.

Space

(in millions)	Quarters Ended
	March 26, 2023	March 27, 2022
Net sales	$2,959	$2,559
Operating profit	280	248
Operating margin	9.5%	9.7%

Space's net sales in the first quarter of 2023 increased $400 million, or 16%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $185 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)); higher net sales of $170 million for national security space programs due to higher development volume (classified programs) and the impact of higher net favorable profit adjustments (Next Generation Overhead Persistent Infrared geosynchronous satellites (Next Gen OPIR) and classified programs); and higher net sales of $55 million for commercial civil space programs due to higher volume (Orion).

Space's operating profit in the first quarter of 2023 increased $32 million, or 13%, compared to the same period in 2022. The increase was primarily attributable to higher operating profit of $70 million for national security space programs due to the impact of higher net favorable profit adjustments (Next Gen OPIR and classified programs). This increase was partially offset by $45 million of lower equity earnings from the company's investment in United Launch Alliance (ULA) due to lower launch volume and an increase in new product development costs. Total net profit booking rate adjustments were $85 million higher in the first quarter of 2023 compared to the same period in 2022.

Total equity (losses)/earnings (primarily ULA) represented approximately $(15) million, or (5)%, of Space's operating profit in the first quarter of 2023, compared to approximately $30 million, or 12%, in the first quarter of 2022.

Income Taxes

The company's effective income tax rate was 15.3% and 15.9% for quarters ended March 26, 2023 and March 27, 2022. The rates for both periods benefited from research and development tax credits, tax deductions for foreign derived intangible income, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature, and employee equity awards. The rate for the first quarter of 2023 compared to the first quarter of 2022 was lower primarily due to increased research and development tax credits.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2023 Outlook
	Business segment operating profit (non-GAAP)	~$7,255 - $7,355
	FAS/CAS operating adjustment[1]	~1,660
	Intangible asset amortization expense	~(245)
	Other, net	~(325)
	Consolidated operating profit (GAAP)	~$8,345 - $8,445

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
Total FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Total FAS/CAS pension adjustment and Total FAS pension income have been adjusted for the noncash, non-operating pension settlement charge recorded in the second quarter 2022. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 18, 2023, at 11 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Brett Ashworth, director, Global Media Relations, +1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone Lee, vice president, Investor Relations, +1 301-214-3900, maria.r.lee@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of COVID-19 or future epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and potential indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 26, 2023	March 27, 2022
	Net sales	$15,126	$14,964
	Cost of sales[2]	(13,080)	(13,055)
	Gross profit	2,046	1,909
	Other (expense) income, net	(9)	24
	Operating profit	2,037	1,933
	Interest expense	(202)	(135)
	Non-service FAS pension income	110	140
	Other non-operating income, net[3]	49	123
	Earnings before income taxes	1,994	2,061
	Income tax expense	(305)	(328)
	Net earnings	$1,689	$1,733
	Effective tax rate	15.3%	15.9%

	Earnings per common share
	Basic	$6.63	$6.46
	Diluted	$6.61	$6.44

	Weighted average shares outstanding
	Basic	254.7	268.3
	Diluted	255.7	269.2

	Common shares reported in stockholders’ equity at end of period	254	265

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 26, for the first quarter of 2023 and March 27, for the first quarter of 2022. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2
In the first quarter of 2023 and 2022. the company recognized net gains of $29 million ($22 million, or $0.09 per share, after-tax) and net losses of $101 million ($76 million, or $0.28 per share, after-tax) due to changes in fair value of assets and liabilities for deferred compensation plans.

3
In the first quarter of 2023 and 2022. the company recognized net gains of $29 million ($22 million, or $0.09 per share, after-tax) and net gains of $103 million ($77 million, or $0.29 per share, after-tax) due to changes in fair value of mark-to-market investments.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended
		March 26, 2023	March 27, 2022	% Change
	Net sales
	Aeronautics	$6,269	$6,401	(2%)
	Missiles and Fire Control	2,388	2,452	(3%)
	Rotary and Mission Systems	3,510	3,552	(1%)
	Space	2,959	2,559	16%
	Total net sales	$15,126	$14,964	1%

	Operating profit
	Aeronautics	$675	$679	(1%)
	Missiles and Fire Control	377	385	(2%)
	Rotary and Mission Systems	350	406	(14%)
	Space	280	248	13%
	Total business segment operating profit[1]	1,682	1,718	(2%)
	Unallocated items
	FAS/CAS operating adjustment	415	426
	Intangible asset amortization expense	(62)	(62)
	Other, net[1,2]	2	(149)
	Total unallocated items	355	215	65%
	Total consolidated operating profit	$2,037	$1,933	5%

	Operating margin
	Aeronautics	10.8%	10.6%
	Missiles and Fire Control	15.8%	15.7%
	Rotary and Mission Systems	10.0%	11.4%
	Space	9.5%	9.7%
	Total business segment operating margin	11.1%	11.5%

	Total consolidated operating margin	13.5%	12.9%

1	Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2
In the first quarter of 2023 and 2022, the company recognized net gains of $29 million ($22 million, or $0.09 per share, after-tax) and net losses of $101 million ($76 million, or $0.28 per share, after-tax) due to changes in fair value of assets and liabilities for deferred compensation plans.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

		Current 2023 Outlook	2022 Actual
	Total FAS income (expense) and CAS cost
	FAS pension income (expense)	$375	$(1,058)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

	Service and non-service cost reconciliation
	FAS pension service cost	$(65)	$(87)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension operating adjustment	1,660	1,709
	Non-service FAS pension income (expense)	440	(971)
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Net FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

1	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	March 26, 2023	Dec. 31, 2022
Assets
Current assets
Cash and cash equivalents	$2,440	$2,547
Receivables, net	2,583	2,505
Contract assets	13,189	12,318
Inventories	3,471	3,088
Other current assets	461	533
Total current assets	22,144	20,991

Property, plant and equipment, net	7,938	7,975
Goodwill	10,776	10,780
Intangible assets, net	2,397	2,459
Deferred income taxes	4,175	3,744
Other noncurrent assets	7,192	6,931
Total assets	$54,622	$52,880

Liabilities and equity
Current liabilities
Accounts payable	$3,271	$2,117
Salaries, benefits and payroll taxes	2,634	3,075
Contract liabilities	8,336	8,488
Current maturities of long-term debt	115	118
Other current liabilities	2,626	2,089
Total current liabilities	16,982	15,887

Long-term debt, net	15,485	15,429
Accrued pension liabilities	5,422	5,472
Other noncurrent liabilities	7,087	6,826
Total liabilities	44,976	43,614

Stockholders’ equity
Common stock, $1 par value per share	254	254
Additional paid-in capital	—	92
Retained earnings	17,478	16,943
Accumulated other comprehensive loss	(8,086)	(8,023)
Total stockholders’ equity	9,646	9,266
Total liabilities and equity	$54,622	$52,880

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 26, 2023	March 27, 2022
Operating activities
Net earnings	$1,689	$1,733
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	325	329
Stock-based compensation	57	54
Deferred income taxes	(117)	(31)
Changes in assets and liabilities
Receivables, net	(78)	(564)
Contract assets	(871)	(1,551)
Inventories	(383)	(163)
Accounts payable	1,217	1,829
Contract liabilities	(152)	(205)
Income taxes	414	317
Qualified defined benefit pension plans	(94)	(116)
Other, net	(443)	(222)
Net cash provided by operating activities	1,564	1,410

Investing activities
Capital expenditures	(294)	(268)
Other, net	35	17
Net cash used for investing activities	(259)	(251)

Financing activities
Repurchases of common stock	(500)	(2,000)
Dividends paid	(784)	(767)
Other, net	(128)	(113)
Net cash used for financing activities	(1,412)	(2,880)

Net change in cash and cash equivalents	(107)	(1,721)
Cash and cash equivalents at beginning of period	2,547	3,604
Cash and cash equivalents at end of period	$2,440	$1,883

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	March 26, 2023	Dec. 31, 2022
Aeronautics	$53,302	$56,630
Missiles and Fire Control	27,453	28,735
Rotary and Mission Systems	34,906	34,949
Space	29,435	29,684
Total backlog	$145,096	$149,998

	Quarters Ended
Aircraft Deliveries	March 26, 2023	March 27, 2022
F-35	5	26
F-16	1	—
C-130J	2	5
Government helicopter programs	10	17
Commercial helicopter programs	1	—

	Number of Weeks in Reporting Period[1]	2023	2022
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.